UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MAIDEN HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 6, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual General Meeting of Shareholders of Maiden Holdings, Ltd. (the “Company”), which will be held on April 30, 2009, commencing at 2:00 p.m. (local time), at the Fairmont Hamilton Princess Hotel in Hamilton, Bermuda.

The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

(1)	Election of the five directors named in the accompanying proxy statement to serve until the 2010 Annual General Meeting of Shareholders;
(2)	Authorization of the election of the three directors of Maiden Insurance Company, Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in the accompanying proxy statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To increase the authorized share capital of the Company from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each; and
(4)	Appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2009 fiscal year.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support. I look forward to seeing you at the Annual General Meeting.

Sincerely,
Barry D. Zyskind Chairman of the Board of Directors

MAIDEN HOLDINGS, LTD.
48 Par-la-Ville Road, Suite 1141
Hamilton HM11, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on April 30, 2009

Date and Time:

Thursday, April 30, 2009, at 2:00 p.m., local time

Place:

Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda

Items of Business:

At the Annual General Meeting, you will be asked to consider and vote upon:

(1)	The election of the five directors named in the accompanying proxy statement to serve until the 2009 Annual General Meeting of Shareholders;
(2)	The authorization of the election of the three directors of Maiden Insurance Company, Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in the accompanying proxy statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To increase the authorized share capital of the Company from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each; and
(4)	The appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2009 fiscal year.

We also will transact such other business as may properly come before the meeting and any adjournments or postponements thereof. Each of these proposals is more fully described in the attached Proxy Statement.

Holders of record of common shares of record at the close of business on March 31, 2009, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof.

By Order of the Board of Directors
Arturo M. Raschbaum President and Chief Executive Officer

Hamilton, Bermuda
April 6, 2009

YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting to Be Held on April 30, 2009:

The proxy statement and annual report to security holders are available at www.vfnotice.com/maidenholdings.

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board of Directors”) for use at the 2009 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11, Hamilton, Bermuda, on April 30, 2009, at 2:00 p.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

This Proxy Statement together with the accompanying proxy card was first mailed to shareholders entitled to vote at the Annual General Meeting on or about April 6, 2009.

Matters to Be Voted Upon

As of April 6, 2009, the only business we expect to be presented at the Annual General Meeting is:

(1)	Election of the five directors named in this proxy statement to serve until the 2010 Annual General Meeting of shareholders;
(2)	Authorization of the election of the three directors of Maiden Insurance Company, Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in this proxy statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To increase the authorized share capital of the Company from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each; and
(4)	The appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2009 fiscal year.

Record Date

The Board has fixed the close of business on March 31, 2009 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual General Meeting.

Outstanding Voting Securities

As of the record date, there were 70,287,664 outstanding common shares entitled to one vote per share.

Voting

Only holders of record of common shares at the close of business on March 31, 2009 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the meeting.

How do I vote?

Shareholders of record may vote either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card in a timely manner to ensure that it is received prior to the meeting. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy by mail or by voting in person at the Annual General Meeting. The mailing address of our principal executive offices is 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

What constitutes a quorum?

Two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum. Brokers who do not receive shareholder instructions are entitled to vote on all four of the proposals listed above. Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

What if a quorum is not represented at the Annual General Meeting?

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each shareholder entitled to attend and vote thereat.

How many votes are required to approve a proposal?

Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” and “Against” the proposal by the holders of the common shares of the Company. Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

How will my shares be voted?

All common shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. With regard to the increase in the authorized share capital of the Company and the ratification of the appointment of our independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:

(1)	“FOR” the election of all the nominees named in this proxy statement as director;
(2)	“FOR” the authorization of the election of the three directors of Maiden Insurance to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	“FOR” the increase in the authorized share capital of the Company from one hundred million (100,000,000) to one hundred fifty million (150,000,000) common shares; and
(4)	“FOR” the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, and “FOR” the appointment of Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2009 fiscal year.

In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.

A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Secretary, by submitting a proxy bearing a later date, or by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not constitute, in itself, revocation of a proxy. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

What if my shares are held by a broker?

If you are the beneficial owner of common shares held for you by a broker, your broker must vote those shares in accordance with your instructions. Brokers who do not receive shareholder instructions are entitled to vote your shares for you on any discretionary items of business at the Annual General Meeting such as all four proposals listed above. “Broker non-votes” will be included in determining the presence of a quorum at the Annual General Meeting.

May I see a list of shareholders entitled to vote as of the record date?

A list of registered shareholders as of the close of business on March 31, 2009 will be available for examination by any shareholder for any purpose germane to the meeting during normal business hours through April 30, 2009, at the principal executive offices of the Company, at 58 Par-la-Ville Road, Vallis Building, Hamilton HM 11, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares. Ownership percentages are based on 70,287,664 common shares outstanding as of March 31, 2009. We refer to Barry Zyskind, Michael Karfunkel and George Karfunkel as our “Founding Shareholders” in this proxy statement.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Shares	Barry D. Zyskind Maiden Holdings, Ltd. 48 Par-la-Ville Road, Suite 1141 Hamilton HM11, Bermuda	4,091,500	(2)	5.7%
Common Shares	Michael Karfunkel Maiden Holdings, Ltd. 48 Par-la-Ville Road, Suite 1141 Hamilton HM11, Bermuda	10,742,600	(3)	15.0%
Common Shares	George Karfunkel Maiden Holdings, Ltd. 48 Par-la-Ville Road, Suite 1141 Hamilton HM11, Bermuda	7,547,030	(4)	10.5%
Common Shares	Park West Asset Management LLC 900 Larkspur Landing Circle, Suite 165 Larkspur, California 94939	3,591,250	(5)	5.1%
Common Shares	Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,888,500	(6)	8.4%
Common Shares	Elliott Associates, L.P. 712 Fifth Avenue, 36th Floor New York, NY 10019	3,750,000	(7)	5.3%
Common Shares	Kensico Capital Management Corporation 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	4,159,991	(8)	5.9%

(1)	Based on 70,287,664 common shares outstanding.
(2)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants issued in connection with our formation and capitalization.
(3)	Based on Amendment No. 1 to Schedule 13D/A filed on January 20, 2009, Michael Karfunkel beneficially owns 6,850,470 common shares as follows: (i) 1,350,000 common shares issuable upon exercise of 10-year warrants held directly by Michael Karfunkel (issued in connection with our formation and capitalization) and (ii) 5,500,470 common shares held indirectly by Michael Karfunkel as a trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust. Michael Karfunkel disclaims beneficial ownership of the 3,892,130 common shares that he holds indirectly as a trustee of the Hod Foundation, a charitable foundation organized by Michael Karfunkel.
(4)	Based on Schedule 13D filed on January 30, 2009, George Karfunkel beneficially owns 6,805,577 common shares as follows: (i) 1,858,547 common shares held directly by George Karfunkel, (ii) 1,350,000 common shares issuable upon exercise of 10-year warrants held directly by George Karfunkel (issued in connection with our formation and capitalization) and (iii) 3,597,030 common shares held in equal parts indirectly by the George Karfunkel 2007 Grantor Retained Annuity Trust #1 and the George Karfunkel 2007 Grantor Retained Annuity Trust #2, of which George Karfunkel is a beneficiary. George Karfunkel disclaims beneficial ownership of the 741,453 common shares that he holds indirectly as a trustee of the Chesed Foundation, a charitable foundation organized by George Karfunkel.
(5)	Based on Schedule 13G filed on January 30, 2009.
(6)	Based on Schedule 13G filed on February 17, 2009.
(7)	Based on Amendment No. 1 to Schedule 13G filed on February 17, 2009.
(8)	Based on Schedule 13G filed on February 17, 2009.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 31, 2009. For purposes of the table below, common shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2009 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Common Shares	Barry D. Zyskind	4,091,500	(2)	5.7%
Common Shares	Arturo M. Raschbaum	19,000	(3)	*
Common Shares	John Marshaleck	20,000	(4)	*
Common Shares	Michael J. Tait	32,300	(5)	*
Common Shares	James A. Bolz	18,900	(6)	*
Common Shares	Simcha Lyons	46,935	(7)	*
Common Shares	Raymond M. Neff	296,000	(8)	*
Common Shares	Yehuda L. Neuberger	112,000	(9)	*
Common Shares	Steven H. Nigro	13,000	(10)	*
Common Shares	Max Caviet	75,000	(11)	*
Common Shares	Ben Turin	50,000	(12)
Common Shares	All executive officers and directors as a group (10 persons)	4,774,635		6.7%

*	Less than one percent.
(1)	Based on 70,287,664 common shares outstanding. Includes shares that the beneficial owner has the right to acquire within 60 days of March 31, 2009 upon exercise of stock options.
(2)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Barry Zyskind in connection with our formation and capitalization.
(3)	The amount shown above excludes options to acquire 333,334 common shares that we granted to Mr. Raschbaum on November 12, 2008, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(4)	The amount shown above excludes options to acquire 25,000 common shares that we granted to Mr. Marshaleck on November 12, 2008, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(5)	The amount shown above includes vested options to acquire 18,750 common shares, and excludes unvested options to acquire 31,250 common shares that we granted to Mr. Tait on November 6, 2007 (the options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter). The amount shown above also excludes options to acquire 7,500 common shares that we granted to Mr. Tait on November 12, 2008, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(6)	The amount shown above includes vested options to acquire 18,750 common shares, and excludes unvested options to acquire 31,250 common shares that we granted to Mr. Bolz on October 23, 2007 (the options vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter).
(7)	The amount shown above includes options to acquire 12,000 common shares that we granted to Mr. Lyons at the closing of the private offering, which options vested on July 3, 2008. The amount shown above excludes options to acquire 6,000 common shares that we granted to Mr. Lyons on June 26, 2008, which options vest on June 26, 2009.

(8)	The amount shown above includes options to acquire 12,000 common shares that we granted to Mr. Neff at the closing of the private offering, which options vested on July 3, 2008. The amount shown above excludes options to acquire 6,000 common shares that we granted to Mr. Neff on June 26, 2008, which options vest on June 26, 2009.
(9)	The amount shown includes 50,000 common shares held under joint tenancy with right of survivorship with Mr. Neuberger’s wife, Anne Neuberger. The amount shown above includes options to acquire 12,000 common shares that we granted Mr. Neuberger on January 8, 2008. The amount shown above excludes options to acquire 6,000 common shares that we granted to Mr. Neuberger on June 26, 2008, which options vest on June 26, 2009.
(10)	The amount shown above includes options to acquire 12,000 common shares that we granted to Mr. Nigro at the closing of the private offering, which options vested on July 3, 2008. The amount shown above excludes options to acquire 6,000 common shares that we granted to Mr. Nigro on June 26, 2008, which options vest on June 26, 2009.
(11)	The amount shown above is vested options to acquire 75,000 common shares.
(12)	Based on a Form 4 filed December 4, 2008 by Mr. Turin. Mr. Turin was terminated from all positions with the Company in January 2009, thus all of his options have been forfeited and returned to the reserved shares under the 2007 Incentive Plan.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors. Max Caviet has not been nominated for reelection. The other five directors will be elected at the Annual General Meeting, each to serve for a one-year term until the 2010 Annual General Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Barry D. Zyskind, Raymond M. Neff, Simcha Lyons, Yehuda L. Neuberger and Steven H. Nigro for election as directors at the Annual General Meeting. Proxies cannot be voted for more than five director nominees.

Each of the five director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.

Information About the Nominees

Barry D. Zyskind, 37, has served as non-executive Chairman of our Board of Directors since June 2007. For the last six years, Mr. Zyskind also has served as the President, Chief Executive Officer and director of AmTrust Financial Services, Inc. (“AmTrust”) and as a director of AmTrust’s wholly owned subsidiaries, Technology Insurance Company, Inc. (“TIC”), Rochdale Insurance Company (“RIC”), Wesco Insurance Company (“WIC”), AmTrust International Insurance, Ltd. (“AII”) and AmTrust International Underwriters Limited (“AIU”) and Associated Industries Insurance Company, Inc. (“AIIC”). Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive Chairman of the board of directors of AmTrust.

Raymond M. Neff, 67, has been a member of our Board of Directors since June 2007. Since 1999, Mr. Neff has served as President of Neff & Associates Insurance Consulting, Inc. and Insurance Home Office Services, LLC. He was Chairman of the Board of the Florida Workers’ Compensation Joint Underwriting Association and a member of the Florida Joint Underwriting Association Board until 2008. He also previously worked at FCCI Insurance Group (a property and casualty insurance company) as President and CEO from 1986 to 1998 and as Executive Vice President and Chief Operating Officer from 1985 to 1986. From 1979 to 1986, Mr. Neff held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. From 1965 to 1979, he worked at W.W. Stribling Associates (1978 – 1979) (an insurance consulting group); Kenny Corporation (1973 – 1978) (a multi-line insurance agency); Foremost Life Insurance Company (1969 – 1973); and the Department of Insurance for the State of Michigan (1965 – 1969). Mr. Neff received his Masters of Arts, Actuarial Science, from the University of Michigan in 1965 and received B.S. degrees in Mathematics and Accounting from Central Michigan University in 1963.

Simcha Lyons, 62, has been a member of our Board of Directors since June 2007. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm founded by the former Attorney General of the United States, John Ashcroft. Since 2003, he has also served as chairman of Lyons Global Advisors LTD, a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri, a family owned business that manufactured cream cheese, sour cream, and blue cheese products for the supermarket industry, the food service industry and the food processing industry.

Yehuda L. Neuberger, 32, has been a member of our board since January 2008. Mr. Neuberger currently serves as Senior Vice President for American Stock Transfer & Trust Company, with responsibility for Strategic Planning and oversight of various operational divisions. Prior to joining American Stock Transfer in 2001, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger is a graduate of Johns Hopkins University and Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a major shareholder and a director of AmTrust.

Steven H. Nigro, 49, has been a member of our Board of Directors since July 2007. Mr. Nigro has over 25 years of experience in financial services and specializes in corporate and structured finance in the insurance industry. In 2005, he co-founded Pfife Hudson Group, an investment bank specializing in corporate finance, structured finance and asset management with a specialty in the insurance industry. From 2002 to 2005, Mr. Nigro was a managing director at Rhodes Financial Group, LLC and from 1998 to 2002, he was a managing director at Hales & Company, both financial advisory firms catering exclusively to the insurance industry. From 1994 to 1997, he was Chief Financial Officer and Treasurer of Tower Group, Inc., an insurance holding company, where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro has also served as a managing director at Cantor Fitzgerald Securities Corp., a lending broker and dealer in equity and fixed income securities, and OTA Limited Partnership, a derivatives trading firm and merchant banker specializing in the financial services industry, where he was involved in the acquisitions and financial management of the firm’s broker-dealer, savings and loan and insurance companies. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York.

CORPORATE GOVERNANCE

Board Independence

Mr. Neff, Mr. Lyons and Mr. Nigro are “independent” under the rules of the NASDAQ Global Market. NASDAQ rules require that a majority of the Board of Directors be independent, and under special phase-in rules applicable to new public companies, we have twelve months from May 6, 2008 (the date of our listing on NASDAQ) to comply with the majority board independence requirement. After the 2009 Annual General Meeting of Shareholders, we will be in compliance with this requirement.

Board Meetings and Committees; Attendance at Annual General Meeting

The Board of Directors held five meetings in 2008. Each director attended at least 75% of his board and committee meetings.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of the NASDAQ Global Market except for Mr. Neuberger. However, under special phase-in rules applicable to new public companies we have twelve months from May 6, 2008 (the date of our listing on NASDAQ) to comply with the independent committee requirement. We will be in compliance with this requirement before the expiration of the phase-in period. In addition, our Board of Directors has established an Executive Committee.

Executive Committee

The Executive Committee assists our Board of Directors in providing guidance on our overall strategy, business development and corporate oversight. The Executive Committee, to the extent it deems advisable and appropriate, will, among its other responsibilities, recommend positions for us on significant, relevant public policy issues. In addition, the Executive Committee exercises the power and authority of our Board of Directors between board meetings, except that the Executive Committee cannot authorize actions with respect to the following:

•	any issuance of equity securities by us;
•	adoption, amendment or repeal of our bye-laws;
•	a merger, amalgamation or acquisition between us and another company;

•	a sale of all or substantially all of our assets;
•	our liquidation or dissolution;
•	any action that, pursuant to resolution of the Board of Directors, applicable law or the rule of any securities exchange or automated inter-dealer quotation system on which any of our securities are traded, is reserved to any other committee of the Board of Directors;
•	any action or matter expressly required by any provision of our bye-laws or our memorandum of association or the laws of the Bermuda to be submitted to shareholders for approval; or
•	any action that is in contravention of specific directions given by the full Board of Directors.

Mr. Caviet was the chairman of our Executive Committee and the other member of our Executive Committee is Mr. Zyskind. We expect Mr. Raschbaum to replace Mr. Caviet as chairman of our Executive Committee in May 2009.

Our Executive Committee met on a bimonthly basis in 2008.

Audit Committee

We have a separately-designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, including those with AmTrust and our Founding Shareholders, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;
•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;
•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;
•	establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;
•	review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;
•	obtain reports from our management and internal auditors that we, our subsidiary and affiliated entities are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and
•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

Mr. Neff is the chairman of our Audit Committee and the other members of our Audit Committee are Messrs. Lyons and Nigro. All the members of the Audit Committee are independent both under Securities and Exchange Commission rules and as that term is defined in the listing standards of the NASDAQ Global Market. The Board of Directors has determined that Messrs. Lyons and Nigro are “Audit Committee financial experts.”

The Audit Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm.

During 2008, the Audit Committee met six times.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Raymond M. Neff, Chairman Simcha Lyons Steven H. Nigro

Compensation Committee

The Compensation Committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;
•	reviewing all related party transactions involving compensatory matters, including those with AmTrust and our Founding Shareholders;
•	establishing and administering equity-based compensation under the 2007 Share Incentive Plan and any other incentive plans and approving all grants made pursuant to such plans; and
•	making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.

Please refer to the Compensation Discussion and Analysis for additional discussion of our policies and procedures for determining and establishing executive compensation.

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Neuberger. Mr. Neuberger is not an “independent” director under the rules of the NASDAQ Global Market, and therefore our Compensation Committee is not comprised solely of independent directors. Although NASDAQ rules require that the Compensation Committee be comprised solely of independent directors, under special phase-in rules applicable to new public companies we have twelve months from May 6, 2008 (the date of our listing on NASDAQ) to comply with the independent committee requirement. We will be in compliance with this requirement before the expiration of the phase-in period.

The Compensation Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm.

During 2008, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:

•	establishing the criteria for membership on our Board of Directors;
•	reviewing periodically the structure, size and composition of our Board of Directors and making recommendations to the board as to any necessary adjustments;
•	identifying individuals qualified to become directors for recommendation to our Board of Directors;
•	identifying and recommending for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our Board of Directors;
•	having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;
•	considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the board any modifications thereto;
•	considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;
•	developing and recommending to our Board of Directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and
•	exercising oversight of the evaluation of the board, its committees and management.

Mr. Lyons is the chairman of our Nominating and Corporate Governance Committee and the other members are Messrs. Neuberger and Nigro. Mr. Neuberger is not an “independent” director under the rules of the NASDAQ Global Market, and therefore our Nominating and Corporate Governance Committee is not comprised solely of independent directors. Although NASDAQ rules require that the Nominating and Corporate Governance Committee be comprised solely of independent directors, under special phase-in rules applicable to new public companies we have twelve months from May 6, 2008 (the date of our listing on NASDAQ) to comply with the independent committee requirement. We will be in compliance with this requirement before the expiration of the phase-in period.

In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.

The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. A shareholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with the provisions of Regulation 14a-8 under the Securities Exchange Act of 1934, as amended, of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors including, without limitation, name, age, address, principal occupation or employment, and stock ownership. Shareholders should send the required information to Maiden Holdings, Ltd., c/o Secretary, 48 Par-la-Ville Road, Suite 1141, Hamilton HM11, Bermuda.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act, the Secretary must receive the recommendation no later than the close of business local time on December 8, 2009. Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us). The Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm.

During 2008, the Nominating and Corporate Governance Committee met one time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing from our company secretary at our office located at 48 Par-la-Ville Road, Suite 1141, Hamilton HM 11, Bermuda. A copy of our code of business conduct and ethics is available on our website at www.maiden.bm.

Communications with the Board of Directors and Audit Committee

Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to The Board of Directors, c/o Chief Operating Officer, Maiden Holdings, Ltd., 48 Par-la-Ville Road, Suite 1141, Hamilton HM 11, Bermuda or by calling (441) 292-7090.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2008 to December 31, 2008 all Section 16(a) filing requirements applicable to its Reporting Persons were complied with in a timely manner.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Arturo M. Raschbaum	53	President and Chief Executive Officer
John Marshaleck	57	Chief Operating Officer and Secretary
Michael J. Tait	48	Chief Financial Officer
James A. Bolz	50	Senior Vice President — Underwriting of Maiden Insurance

Set forth below are descriptions of the backgrounds of each of our executive officers.

Arturo M. Raschbaum, President and Chief Executive Officer, has served as our President and Chief Executive Officer since November 2008. Mr. Raschbaum previously served in several capacities with GMAC Insurance, GMAC RE LLC (now Maiden Re LLC) and its predecessors since 1994. Mr. Raschbaum holds a BBA from the University of Texas at El Paso and attended the Stanford University Executive Program.

John Marshaleck, Chief Operating Officer and Secretary, has served as our Chief Operating Officer and Secretary since January 2009, and has served as president of Maiden Re (formerly GMAC RE LLC) since November 2008. Mr. Marshaleck previously served in several capacities with GMAC RE and its predecessors since 1983. Mr. Marshaleck holds a BBA from Temple University.

Michael J. Tait, Chief Financial Officer, joined Maiden Holdings as our Chief Financial Officer in November 2007. Prior to joining Maiden Holdings, Mr. Tait served as the Chief Financial Officer of Marsh’s Global Captive Solutions Group since December 2005. Prior to being named Chief Financial Officer, he served as Director, Client Services of Marsh Management Services (Bermuda) Limited for almost nine years. Mr. Tait received his degree in Business Administration from the University of Dundee, Scotland in 1981 and is a member of the Institute of Chartered Accountants of Scotland.

James A. Bolz, Senior Vice President — Underwriting of Maiden Insurance, has served as Senior Vice President — Underwriting of Maiden Insurance since October 2007. Prior to joining Maiden Insurance, Mr. Bolz served as Second President of Marketing of Discover Re since 2005. From 1998 to 2005 Mr. Bolz served as Senior Vice President, Alea Group at Alea Group Holdings (Bermuda) Ltd. Mr. Bolz has approximately 25 years of insurance and reinsurance experience in managerial and executive capacities. In addition to his extensive treaty reinsurance background, Mr. Bolz has a broad knowledge of specialized insurance program structures and the market for them. Mr. Bolz holds two B.A. degrees from the State University of New York at Geneseo.

COMPENSATION DISCUSSION AND ANALYSIS

The material elements of our compensation philosophy, strategy and plans as of the date of this Proxy Statement are discussed below.

Overview

At this stage of our development, the objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is simple, but competitive and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a simple mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of share options and restricted share awards.

On November 3, 2008, the Company acquired the reinsurance operations of GMAC Insurance (GMACI), including its book of assumed reinsurance business (the “GMAC Acquisition”). As part of the transaction the Company’s wholly owned subsidiary Maiden Holdings North America, Ltd. (“Maiden NA”) acquired GMAC RE LLC (“GMAC RE”), the reinsurance managing general agent writing business on behalf of Motors Insurance Corporation and the renewal rights for the business written by GMAC RE for approximately $100 million, which was paid in cash. In connection with the transaction Maiden NA also entered into an agreement to acquire two licensed insurance companies, GMAC Direct Insurance Company (“GMAC Direct”) and Integon Specialty Insurance Company (“Integon”). Maiden NA completed its acquisition of GMAC Direct on December 23, 2008 for a purchase price of approximately $13 million. Consummation of the acquisition of Integon is subject to regulatory approval. GMAC Direct changed its name to Maiden Reinsurance Company after its acquisition. With the acquisition of GMAC RE, we hired Mr. Raschbaum as our President and Chief Executive Officer, and Mr. Marshaleck as president of GMAC RE, now known as Maiden Re (and subsequently as our Chief Operating Officer and Secretary).

We have not to date retained a compensation consultant. Compensation decisions, including those relating to the employment agreements to be offered to certain of our named executive officers, will be made by our Board of Directors upon the recommendation of the Compensation Committee. Mr. Raschbaum will be involved in making recommendations to the Board of Directors regarding the compensation arrangements for other executives.

We have entered into employment agreements with Messrs. Raschbaum, Marshaleck, Tait and Bolz.

Executive Compensation

Our executive compensation policy includes the following elements:

Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skills and contributions to our business. The annual base salary of each of the named executive officers is set in each of their employment agreements and will be reviewed on an annual basis.

For a discussion on the salaries of Mr. Raschbaum and Mr. Marshaleck, please see the Employment Agreements section below.

With respect to Mr. Tait’s salary for 2008, the Compensation Committee considered his contributions as Chief Financial Officer including his assistance with the preparation of the Company’s resale shelf registration statement and improvements in the Company’s financial reporting capabilities. With respect to Mr. Bolz’ salary for 2008, the Compensation Committee considered the contributions and efforts in building the Company’s capabilities and its positioning in the market as underwriting officers of Maiden Insurance.

Bonus.  We believe that bonuses should be dependent on, and strictly tied to, the Company’s performance and should only be paid in the event of superior performance. Our bonus policy awards each named executive officer for his individual contribution to our profits for the fiscal year. The Compensation Committee, acting without participation by the affected executives, will approve bonus payments for the named executive officers based on each executive’s personal contribution to the Company’s profits during the fiscal year, which will not be less than 20% of the respective salaries we pay them. We believe that the policy of paying a minimum bonus of 20% of each executive officer’s salary helps us attract qualified employees and provide an additional incentive for them to join a start-up company with a limited track record. The definitive employment agreements for each of our named executive officers do not specify a maximum bonus that can be awarded. The Compensation Committee has approved bonus payments of $80,000 and $50,000 for Mr. Tait and Mr. Bolz, respectively, with respect to 2008.

Long-Term Incentive Program.  We believe that the use of common shares and share-based awards offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer’s compensation to the performance of our common shares. We have not adopted share ownership guidelines for our named executive officers. We have adopted a share incentive plan, as described below, which provides the principal method for our named executive officers to acquire equity interests in the Company.

2007 Share Incentive Plan.  The 2007 Share Incentive Plan (the “Plan”) is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive share options, non-qualified share options and restricted share awards to our employees, officers, directors and consultants. Our Compensation Committee oversees the administration of the Plan. 2,800,000 or our common shares are reserved for issuance under the Plan, of which no more than 700,000 may be used for restricted share awards. As of February 15, 2009, we have granted options to purchase 1,519,834 shares in the aggregate to our senior executives, non-employee directors, employees and other persons.

Share Options.  Mr. Raschbaum was granted 333,334 options and Mr. Marshaleck was granted 25,000 options upon joining us in November 2008.

Mr. Tait received a grant of 7,500 options in November 2008. With respect to Mr. Tait’s option grant in 2008, the Compensation Committee considered his contributions to the Company as Chief Financial Officer, including his assistance with the preparation of the Company’s resale shelf registration statement and improvements in the Company’s financial reporting capabilities. Mr. Bolz did not receive a grant of options in 2008.

Restricted Shares.  Our Board of Directors may in the future elect to make grants of restricted shares to our named executive officers.

Retirement Plan.  We do not provide either a qualified or non-qualified pension plan for our named executive officers. However, it is intended that all of our employees will be eligible to participate in pension plans which will be established on their behalf.

Change in Control and Severance Arrangements.  We do not maintain change in control agreements with any of our named executive officers. We do not provide any other severance benefits, other than as may be provided in an executive’s employment agreement.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We maintain health and welfare programs to provide life, health and disability benefits to our employees. Our named executive officers participate in these plans on the same terms as other employees. Under the terms of the employment agreements, we reimburse Messrs. Raschbaum, Marshaleck, Tait and Bolz for reasonable travel and out-of-pocket expenses that they incur in the performance of their functions, duties and responsibilities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Steven H. Nigro, Chairman Raymond M. Neff Yehuda L. Neuberger

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Max G. Caviet, former President and Chief Executive Officer(2)	2008	$—	$—	$316,464	$—	n/a	$—		$316,464
	2007	—	—	152,099	—	n/a	—		152,099

Arturo M. Raschbaum, President and Chief Executive Officer	2008	$134,615	$—	$9,167	$—	n/a	$1,008,450	(3)	$1,152,232
Michael J. Tait, Chief Financial Officer	2008	$200,000	$80,000	$44,297	$—	n/a	$7,353	(4)	$331,650
	2007	30,365	37,500	6,626	—	n/a	—		74,491
Ben Turin, former Chief Operating Officer, General Counsel and Secretary	2008	$301,042	$25,000	$103,486	$—	n/a	$129,907	(5)	$559,435
	2007	137,500	100,000	38,025	—	n/a	49,173		324,698

John Marshaleck, Chief Operating Officer and Secretary(6)	2008	$92,308	$52,360	$688	$—	n/a	$3,443	(6)	$148,799
James A. Bolz, Senior Vice President — Underwriting of Maiden Insurance	2008	$250,000	$50,000	$44,090	$—	n/a	$96,646	(7)	$440,736
	2007	43,011	8,602	8,312	—	n/a	14,449		74,374

(1)	Represents the compensation expense incurred by Maiden Holdings relating to option awards held by the named executive officer determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Financial Statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the respective year.
(2)	We agreed to reimburse AmTrust for the proportionate amount of time that Mr. Caviet devotes to the Company and his costs for commuting to our office in Bermuda and associated lodging expenses. Mr. Caviet resigned in November 2008.
(3)	Amounts shown reflect payments intended to compensate Mr. Raschbaum for the loss of certain forfeited variable compensation and benefit payments resulting from the GMAC Acquisition, as well as medical and life insurance and car payments. Mr. Raschbaum joined the Company in November 2008.
(4)	Amounts shown reflect payments related to medical and life insurance.
(5)	Amounts shown reflect payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, as well as medical and life insurance. Mr. Turin was terminated from all positions with the Company in January 2009, thus all of his options have been forfeited and returned to the reserved shares under the 2007 Incentive Plan.
(6)	Amounts shown reflect payments related to medical and life insurance and car payments. Mr. Marshaleck joined the Company in November 2008.
(7)	Amounts shown reflect payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, as well as medical and life insurance.

GRANTS OF PLAN-BASED AWARDS IN 2008

Name	Grant Date	Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards(1)
Arturo M. Raschbaum	November 12, 2008	333,334	$3.28	$273,334
Michael J. Tait	November 12, 2008	7,500	$3.28	$6,150
Ben Turin	March 24, 2008	75,000	$10.00	$145,500
	November 12, 2008	50,000	3.28	41,000
John Marshaleck	November 12, 2008	25,000	$3.28	$20,500

(1)	The values of the stock options granted on March 24, 2008 and November 17. 2008 were based on a projected Black-Scholes value of $1.94 per share and $0.82 per share, respectively.

Employment Agreements

Below is a summary of the employment agreements we have entered into with certain of our named executive officers. We do not currently maintain key man life insurance policies with respect to any of our senior management.

Arturo M. Raschbaum

We have entered into an employment agreement with Mr. Raschbaum under which he has agreed to serve as our President and Chief Executive Officer. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Raschbaum’s annual base salary is $1,000,000, which is subject to annual review by the Board of Directors.

Under his employment agreement, we are able to terminate Mr. Raschbaum’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Raschbaum after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Raschbaum has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Raschbaum also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

John Marshaleck

We have entered into an employment agreement with Mr. Marshaleck under which he has agreed to serve as the President of our subsidiary Maiden RE, LLC (and subsequently as our Chief Operating Officer and Secretary). The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Marshaleck’s annual base salary is $600,000, which is subject to annual review by the Chief Executive Officer.

Under his employment agreement, we are able to terminate Mr. Marshaleck’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Marshaleck after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Marshaleck has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Marshaleck also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Michael J. Tait and James A. Bolz

We have entered into employment agreements with Mr. Tait under which he has agreed to serve as our Chief Financial Officer, and with Mr. Bolz under which he has agreed to serve as Senior Vice President —  Underwriting of Maiden Insurance. The term of the employment agreement will end on October 23, 2009 (two years from the effective date) in the case of Mr. Bolz, and on November 6, 2009 (two years from the effective date) in the case of Mr. Tait, unless terminated earlier pursuant to the terms of the employment agreement. Each of the employment agreements will automatically renew for successive two year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement.

Mr. Tait’s annual base salary is $200,000, which is subject to annual review by the Board of Directors. Mr. Bolz’ annual base salary is $250,000, which is subject to annual review by the Chief Executive Officer of the Company.

Under their employment agreements, Mr. Tait and Mr. Bolz are each eligible to receive a profit bonus as described above.

Under their employment agreements, we are able to terminate Mr. Tait’s or Mr. Bolz’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Tait or Mr. Bolz after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under their employment agreements, Mr. Tait and Mr. Bolz have agreed to keep confidential all information regarding the Company that they receive during the term of their employment and thereafter. Messrs. Tait and Bolz also agreed that during their employment and for a two-year period beginning upon termination of their employment they will not solicit any of our customers with whom they had dealings or senior employees or solicit any entity that they know has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Max G. Caviet	75,000	0	(1)	0	$3.28	June 26, 2017
Arturo M. Raschbaum	0	50,000	(2)	0	$3.28	November 12, 2018
Michael J. Tait	0	45,000	(2)	0	$3.28	November 12, 2018
Ben Turin	0	75,000	(2)(3)	0	$10.00	March 24, 2008
	0	50,000		0	3.28	November 12, 2018
John Marshaleck	0	25,000	(2)	0	$3.28	November 12, 2018

(1)	Mr. Caviet’s options were granted in 2007 but repriced in 2008 upon his departure from the Company. Mr. Caviet resigned as Chief Executive Officer in November 2008.
(2)	Under the 2007 Share Incentive Plan, 25% of the options will become exercisable on November 12, 2009, with an additional 6.25% of the options vesting each quarter thereafter based on the executive’s continued employment over a four-year period.
(3)	Mr. Turin was terminated from all positions with the Company in January 2009, thus all of his options have been forfeited and returned to the reserved shares under the 2007 Incentive Plan.

None of our named executive officers exercised any options in 2008.

We pay an annual retainer of $55,000 to each non-employee director of the Company. In addition, each non-employee director receives a fee of $2,000 for each meeting of the Board of Directors attended in person. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the board chaired. Each non-employee director receives a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors on which he or she sits. We also reimburse our directors for reasonable expenses they incur in attending meetings of the Board of Directors or committees. Directors may also be eligible in the future for awards under the 2007 Share Incentive Plan. A director does not receive a fee for any Board of Directors meeting or committee meeting he or she does not attend in person or for any committee meeting he or she attends as a non-committee member. Employee directors receive no compensation for service on the Board of Directors or any board committee.

At the closing of the private offering in 2007, each non-employee director received an initial grant of 12,000 options under the Plan described above, to purchase our common shares with an exercise price equal to $10.00 per share, which the Board of Directors determined to be the fair market value of our shares on the date of grant based on the share price of our private offering, which closed on that date. On January 8, 2008, the date Mr. Neuberger joined our Board of Directors, Mr. Neuberger received a grant of 12,000 options under the Plan to purchase our common shares with an exercise price equal to $10.00 per share. For determining the expense to record on our books, we used the Black-Scholes method consistent with FAS 123R accepted methodology, and we expect the same will apply to future grants. Each director received a grant of 6,000 options in June 2008. These options will vest on the first anniversary of the grant. In the future, on the anniversary of the date he or she joined the Board of Directors, each non-employee director will receive an annual grant of 6,000 options to purchase our common shares with an exercise price equal to the fair market value on the grant date, which will vest on the first anniversary of the grant.

Mr. Zyskind has not accepted a retainer, any Board of Directors or committee fees or any options for his service as Chairman of our Board of Directors.

DIRECTOR COMPENSATION FOR 2008

The following table provides the amount of compensation paid to the non-employee directors of the Company for 2008.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry D. Zyskind	$—	$—	$—	$—	$—	—	$—
Raymond M. Neff	96,000	—	26,350	—	—	—	122,350
Simcha Lyons	80,000	—	26,350	—	—	—	106,350
Yehuda L. Neuberger(4)	69,000	—	34,958	—	—	—	103,958
Steven H. Nigro	94,000	—	26,350	—	—	—	120,350

(1)	The amount represents annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee and fees for attendance at board meetings and, as applicable, committee meetings.
(2)	Represents the compensation expense incurred by the Company relating to option awards held by the Director during 2008 determined in accordance with FAS 123(R), using the assumptions described in Note 13 to the Financial Statements included in our Annual on Form Report 10-K filed with the Securities and Exchange Commission for the respective year.
(3)	The following table represents options awarded in 2008 and outstanding at December 31, 2008 for each director:

Name	Options Awarded	Options Outstanding at December 31, 2008
Barry D. Zyskind	0	0
Raymond M. Neff	6,000	18,000
Simcha Lyons	6,000	18,000
Yehuda L. Neuberger	18,000	18,000
Steven H. Nigro	6,000	18,000

All options granted in 2008 will vest on the first anniversary of June 26, 2008, the date of grant.

Compensation Committee Interlocks and Insider Participation

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Neuberger. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2008 requiring disclosure under Item 404 of Regulation S-K.

During 2008:

•	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;
•	None of our executive officers served as a director of another entity, one of whose executive offices served on our Compensation Committee; and
•	None of our executive officers served as a member of the Compensation Committee of another entity, one of whose executive officers served as a director of Maiden Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founding Shareholders and Related Agreements

We were formed in June 2007. In connection with our formation and capitalization, we issued 7,800,000 of our common shares, then representing 100% of our outstanding common shares, to our Founding Shareholders, Barry D. Zyskind, George Karfunkel and Michael Karfunkel, in consideration of their collective investment of $50 million in us. In connection with our formation and capitalization, we also issued 10-year warrants to the Founding Shareholders to purchase up to an additional 4,050,000 common shares. In addition, certain trusts controlled by George Karfunkel and Michael Karfunkel acquired an aggregate of 7,155,000 common shares in the Trust Preferred Securities financing completed on January 20, 2009. The shares held or controlled by the Founding Shareholders, together with the shares issuable upon exercise of the Founding Shareholders’ warrants, represent 30.1% of our outstanding common shares assuming the exercise of all warrants. All of the Founding Shareholders’ warrants will expire 10 years from the date of issuance. To the extent the Founding Shareholders exercise all or part of their warrants, our common shares issued upon such exercise will be subject to “lock-up” restrictions preventing transfer by the Founding Shareholders of any such shares for three years from the date of issuance of such warrants. The warrants were issued to our Founding Shareholders in recognition of the value received from them, which included the development of our business strategy, the development of the private offering to raise initial funds for our operations, and the recruitment of certain executives to us. The 4,050,000 common shares issuable upon exercise of the warrants is based on what we believed would be an acceptable percentage of common shares to grant to our Founding Shareholders upon exercise of the warrants to compensate them for their contributions to us.

We have granted registration rights to the Founding Shareholders for their benefit and the benefit of their direct and indirect transferees of shares.

As described in this proxy statement, our Founding Shareholders, Michael Karfunkel, George Karfunkel and Barry Zyskind, are the Chairman of the Board of Directors, a Director and the Chief Executive Officer of AmTrust, respectively. The Founding Shareholders own or control approximately 59% of the outstanding shares of AmTrust.

Our Arrangements with AmTrust and Its Subsidiaries

Quota Share Agreement and Master Agreement

In July 2007, we entered into master agreement with AmTrust (the “Master Agreement”), by which AmTrust’s Bermuda affiliate, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance entered into a quota share reinsurance agreement (the “Reinsurance Agreement”) by which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by AmTrust’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust’s U.K. insurance subsidiary IGI, net of commissions) and 40% of losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurer’s unearned premium reserves, effective as of July 1, 2007, with respect to current lines of business, excluding risks for which the AmTrust Ceding Insurers’ net retention exceeds $5 million (“Covered Business”). AmTrust also has agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company which writes Covered Business in which AmTrust acquires a majority interest to the extent required to enable AII to retrocede to Maiden Insurance 40% of the premiums and losses related to such Covered Business. The Reinsurance Agreement further provides that AII receives a ceding commission of 31% of retroceded written premiums. The Reinsurance Agreement has an initial term of three years, and will automatically renew for successive three year terms thereafter unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty day’s notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

Effective June 1, 2008, the Master Agreement was amended such that AII agreed to retrocede and Maiden Insurance agreed to accept and reinsure Retail Commercial Package Business, which AmTrust, through its affiliates, commenced writing effective June 1, 2008, in connection with its acquisition of Unitrin Business Insurance. AII assumed 100% of the unearned premium related to in-force Retail Commercial Package Business and losses related thereto at the effective date and 40% of AmTrust’s net written premium and losses on Retail Commercial Package Business written or renewed on or after the effective date. The $2 million maximum liability for a single loss provided in the Reinsurance Agreement shall not be applicable to Retail Commercial Package Business. AmTrust receives a ceding commission of 34.375% for Retail Commercial Package Business. AmTrust recognized approximately $114 and $59 million of ceding commissions from Maiden Insurance during 2008 and 2007, respectively, as a result of the Master Agreement.

On February 9, 2009, AII and Maiden Insurance amended the Reinsurance Agreement to clarify that (i) AII would offer Maiden Insurance the opportunity to reinsure Excess Retention Business, which is defined as a policy issued by an AmTrust insurance subsidiary with respect to which the insurance subsidiary’s retention is greater than $5 million and (ii) the deduction for the cost of inuring reinsurance from Affiliate Subject Premium (as defined in the Reinsurance Agreement) retroceded to Maiden Insurance is net of ceding commission. In addition, the Reinsurance Agreement has been amended by deleting the limitation on Maiden Insurance’s maximum liability in respect of a single loss, which, under certain circumstances, was $2 million. Pursuant to the Reinsurance Agreement, as amended, AII and Maiden Insurance share, proportionally, in all premium and losses ceded thereunder.

Loans and Other Collateral.  In order to provide AmTrust’s insurance subsidiaries with credit for reinsurance on their statutory financial statements, AII, as the direct reinsurer of the AmTrust Ceding Insurers, has established trust accounts (“Trust Accounts”) for their benefit. Maiden Insurance has agreed to provide appropriate collateral to secure its proportional share under the Quota Share Agreement of AII’s obligations to the AmTrust Ceding Insurers to whom AII is required to provide collateral.

This collateral may be in the form of (a) funds (which may include cash and investments) loaned by Maiden Insurance to AII on an unsecured basis, for deposit into the Trust Accounts, pursuant to a loan agreement between those parties, (b) assets transferred by Maiden Insurance, for deposit into the Trust Accounts, (c) a letter of credit obtained by Maiden Insurance and delivered to an AmTrust Ceding Insurer on AII’s behalf, or (d) premiums withheld by an AmTrust Ceding Insurer at Maiden Insurance’s request in lieu of remitting such premiums to AII.

Excess of Loss Reinsurance

Effective January 1, 2008, we have a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. The “working layer” of AmTrust’s excess of loss reinsurance program is the layer immediately above AmTrust’s retention. At present, the working layer is $9 million per occurrence in excess of AmTrust’s $1 million per occurrence retention, subject to an annual aggregate deductible in the amount of $1.25 million. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. The remaining 55% participation was placed with another reinsurer. If we submit a proposal to AmTrust to provide excess reinsurance for higher layers, AmTrust has agreed to consider such proposal in its discretion.

Reinsurance of AmTrust Specialty Transportation Program

As of January 1, 2008, we have a 50% participation in a $4 million in excess of $1 million specialty transportation program written by AmTrust. This program provides primarily commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Several other broker market reinsurers hold the other 50% participation.

Asset Management Agreement

Maiden Insurance has entered into an asset management agreement with All Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Insurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.35% of average invested assets plus all costs incurred. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party.

Reinsurance Brokerage Agreement

We have entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate.

IGI Intermediaries Limited Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Intermediaries Limited (“IGI Limited”), a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Limited provides marketing services to Maiden Insurance which includes providing marketing material to potential policyholders and ceding insurers, providing Maiden Insurance with market information on new trends and business opportunities and referring new brokers and potential policyholders and ceding insurers to us. A fee equal to IGI Limited’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Limited’s marketing services. IGI Limited is not our exclusive broker.

IGI Intermediaries, Inc. Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Intermediaries, Inc. (“IGI Inc.”), a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Inc. solicits and submits proposals to Maiden Insurance for reinsurance of specialized property and casualty programs underwritten by small insurers and managing general agents and refers and introduces brokers and potential insurance company cedents to us. A fee equal to IGI Inc.’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Inc.’s marketing services. IGI Inc. is not our exclusive broker.

Potential Conflicts of Interest with Respect to Future Transactions

Barry D. Zyskind, our Chairman of the Board of Directors, is the President, Chief Executive Officer and director of AmTrust and, together with George Karfunkel and Michael Karfunkel, owns approximately 59.7% of the outstanding common stock of AmTrust. Mr. Zyskind is also the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive Chairman of the board of directors of AmTrust. In addition, Max G. Caviet, our former Chief Executive Officer, present director (though he is not being nominated for reelection) and nominee for the Maiden Insurance board of directors, is currently employed by AmTrust (and Mr. Caviet is an executive of AmTrust). In addition, Mr. Caviet owns options and equity in AmTrust. One of our directors, Yehuda L. Neuberger, is the son-in-law of George Karfunkel, who is a major shareholder and director of AmTrust, and Mr. Neuberger is employed by American Stock Transfer & Trust Company, a company formerly controlled by George Karfunkel and Michael Karfunkel. Conflicts of interest could arise with respect to business opportunities that could be advantageous to AmTrust or its subsidiaries, on the one hand, and us or our subsidiaries, on the other hand. In addition, potential conflicts of interest may arise should the interests of AmTrust and Maiden Holdings diverge. From time to time, we and AmTrust may both be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust’s shareholders and management, we and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity.

PROPOSAL 2:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN INSURANCE

Pursuant to the our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-US subsidiary, which includes Maiden Insurance, a Bermuda company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Insurance in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Max Caviet, Arturo M. Raschbaum and John Marshaleck to be directors of Maiden Insurance until the next annual general meeting of the shareholders of Maiden Insurance in 2010. Ben Turin has not been nominated for reelection.

Information About the Nominees

Max G. Caviet, 56, served as our President and Chief Executive Officer until November 2008. Mr. Caviet has also served as the President and a director of AII and AIU since 2003. From 1994 to 2003, Mr. Caviet was Engineering and Extended Warranty Underwriter with Trenwick International Limited, a reinsurance company. In 1990, Mr. Caviet joined Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Information about Mr. Raschbaum and Mr. Marshaleck can be found on page 13.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 3:

INCREASE THE AUTHORIZED SHARE CAPITAL

General

We are requesting shareholder approval to grant the Board of Directors the authority to increase the authorized share capital of the Company from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each (the “Increase in Authorized”). We are authorized to issue 100,000,000 shares of common shares of which 70,287,664 common shares are currently outstanding. Therefore, we currently have only approximately 29,712,336 authorized shares available to be issued or reserved for issuance upon the granting of new options or upon the issuance of new warrants or other securities convertible into common shares. The Board of Directors has unanimously approved the Increase in Authorized and declared that it is advisable for the shareholders to approve such amendment.

Procedure for Effecting the Increase in Authorized

We will file the Memorandum of Increase of the Capital with Bermuda Register of Companies within 30 days of the Meeting.

Vote Required and Principal Effects of the Increase in Authorized

The approval of the Increase in Authorized requires the affirmative vote of a majority of the shares of voting stock present in person or represented by proxy at the Meeting.

The Board of Directors has approved the Increase in Authorized pursuant to which the authorized common shares of the Company from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each.

The Board of Directors believes that the Increased in Authorized is desirable to make available common shares for future issuance by allowing us greater flexibility with respect to general corporate purposes and in considering potential future actions involving the issuance of common shares, including, without limitation, raising capital, acquisitions of companies or assets, for strategic transactions, sales of stock or securities convertible into common shares, stock dividends or splits, and potentially providing equity incentives to employees, officers and directors. The Board of Directors also believes that the Increase in Authorized would be desirable to make additional unreserved common shares available for issuance or reservation without further shareholder authorization, except as may be required by law or by the rules of NASDAQ. For example, the NASDAQ Marketplace Rules requires shareholder approval as a prerequisite to approval of applications to list additional common shares to be issued where the present or potential issuance of common shares (or securities convertible into common shares) could result in an increase in outstanding common shares of 20% or more.

Authorizing the Company to issue more common shares than currently authorized will not affect materially any substantive rights, powers or privileges of the holders of shares of common shares. Holders of common shares are entitled to one vote per share on all matters submitted to the shareholders and do not have cumulative voting rights or pre-emptive rights for the purchase of additional shares of any class of capital stock. The additional common shares for which authorization is sought are identical to the common shares now authorized. However, the issuance of additional common shares may, among other things, have a dilutive effect on the earnings per share and on equity and voting power of existing shareholders and adversely affect the market price for common shares. Although the Board of Directors has no present intention of issuing any additional common shares, the proposed increase in the number of authorized common shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. However, we do not view the Increase in Authorized as part of an “anti-takeover” strategy. The Increase in Authorized is not being advanced as a result of any known effort by any party to accumulate common shares or to obtain control of the Company. The Board of Directors also could, although it has no present intention of so doing, authorize the issuance of common shares to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendment to the Memorandum of Association or Bye-laws would not receive the required shareholder approval.

The Company believes that the availability of the additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If we issue additional shares, the ownership interests of holders of the common shares will be diluted.

Interests of Certain Persons in the Authorized Common Shares Increase and the Transaction

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposals to effectuate the Increase in Authorized and take all related actions which are not shared by all other holders of the common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INCREASE IN THE AUTHORIZED SHARE CAPITAL.

PROPOSAL 4:

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.

Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. The Audit Committee has recommended that the shareholders appoint the firm of BDO Seidman, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2009, subject to ratification by our shareholders.

A representative from BDO Seidman, LLP will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Changes in Accountants

On May 12, 2008 (the “dismissal date”), we dismissed PricewaterhouseCoopers, the independent registered public accounting firm that audited our financial statements for the period from May 31, 2007 (the date of our incorporation) through December 31, 2007 (the “reporting period”), as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

PricewaterhouseCoopers’s report on our financial statements for the reporting period did not contain an adverse opinion or disclaimer and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the reporting period and up to the dismissal date, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their report of the financial statements for such reporting period.

In addition, during the reporting period and up to the dismissal date, there have been no reportable events (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K), except that the following deficiencies which aggregate to a material weakness in internal control over financial reporting (the “reportable event”) were identified:

•	Failure to give appropriate consideration to U.S. GAAP accounting rules or to have documentation of the basis for our opinion and conclusion regarding the application of U.S. GAAP;
•	Lack of an independent preparer and reviewer for various accounting tasks, including the preparation of the financial statements and disclosures; and
•	Lack of formality regarding certain controls surrounding the control environment.

Our Audit Committee had discussed the reportable event with PricewaterhouseCoopers.

We have authorized PricewaterhouseCoopers to respond fully to the inquiries of the successor accountant, BDO Seidman, LLP, concerning the subject matter of the reportable event.

PricewaterhouseCoopers furnished us with a letter dated June 23, 2008 addressed to the SEC stating that it agrees with the above statements.

We engaged BDO Seidman, LLP on May 12, 2008 as our new independent registered public accounting firm. From the date of our incorporation and through to May 12, 2008, we did not consult with BDO Seidman, LLP on any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers, for our fiscal year 2007 and BDO Seidman, LLP for our fiscal year 2008.

	2008	2007
Audit Fees(1)	$1,004,060	757,981
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$1,004,060	757,981

(1)	Audit fees in 2007 relate to professional services rendered by PricewaterhouseCoopers for the audit of our annual financial statements and the reviews of our quarterly financial statements for the period from May 31, 2007 through December 31, 2007 and for services performed in connection with filings of registration statements and securities offerings. Audit fees for 2008 relate to the following professional services rendered by BDO Seidman, LLP:
•	audit of our consolidated financial statements and reviews of our quarterly financial statements for the year ended December 31, 2008. These fees amounted to $517,920 and are included in the table above; and
•	audit of our consolidated financial statements for the period from May 31, 2007 to December 31, 2007 to facilitate financial reporting in various transactional and other contexts. BDO’s audit report with respect to those financial statements is included in our Annual Report on Form 10-K for fiscal 2008. These fees amounted to $105,000 and are included in the table above.

We also engaged BDO Seidman, LLP to review and audit information presented within our Form 8-K/A filed on January 20, 2009. These fees amounted to $381,140 and are included in the table above.

(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.
(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

We and our Audit Committee are committed to ensuring the independence of the accountants, both in fact and in appearance.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are Independent Directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all fees in the period from January 1, 2008 through December 31, 2008.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN INSURANCE

The Board of Directors also proposes that the shareholders appoint of Arthur Morris and Company to serve as the independent registered public accounting firm of Maiden Insurance for the 2009 fiscal year, who also served as the auditors for 2008 fiscal year.

For the audit of the fiscal year ended December 31, 2007, PricewaterhouseCoopers, an independent registered public accounting firm, served as the independent auditor of Maiden Insurance.

A representative from Arthur Morris and Company will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 FOR THE COMPANY AND ARTHUR MORRIS AND COMPANY AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 FOR MAIDEN INSURANCE.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2010 Annual General Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2010 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 48 Par-la-Ville Road, Suite 1141, Hamilton HM11 Bermuda, Attn: Corporate Secretary, on or before December 9, 2009, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2009 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 21, 2010. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report for the fiscal year ended December 31, 2008, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about April 6, 2009.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual General Meeting. However, if any other matters are properly brought before the Annual General Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

0

PROXY

MAIDEN HOLDINGS, LTD.

Annual Meeting of Shareholders to be held April 30, 2009

This proxy is solicited on behalf of the Board of Directors

You are encouraged to specify your choices by marking the appropriate boxes. Properly executed proxies will be voted as marked and, if not marked, proxies received will be voted "FOR" proposal (1), to elect five directors of Maiden Holdings, Ltd. (the "Company") to serve until the 2010 Annual General Meeting of Shareholders, "FOR" proposal (2), to authorize the Company, the sole shareholder of Maiden Insurance Company, Ltd. ("Maiden Insurance"), to elect three directors of Maiden Insurance to serve until the next annual general meeting of the shareholders of Maiden Insurance, "FOR" proposal (4), to appoint BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009, and Arthur Morris and Company as the independent registered public accounting firm of Maiden Insurance, Ltd. for the fiscal year ending December 31, 2009.

The undersigned hereby appoints each of Barry D. Zyskind and Max G. Caviet as proxies of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM11, Hamilton, Bermuda, on April 30, 2009 at 3:00 p.m., and at any adjournment, postponement or continuation thereof; and hereby directs that this proxy be voted in accordance with the instructions herein and in the proxies' discretion on any other matters that may properly come before the meeting.

Please date, sign and promptly mail in the self-addressed return envelope. Please indicate, following your signature, if you are signing in a representative capacity. If shares are held jointly, both owners must sign.

(Continued and to be signed on the reverse side)

14475

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MAIDEN HOLDINGS, LTD.

April 30, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at - {Insert web address where material will be hosted}

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830300000000000000 8 043009

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1 & 2. Election of Directors of Maiden Holdings, Ltd. and authorization of the election of Directors of Maiden Insurance Company, Ltd.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

Maiden Holdings, Ltd.
- ○ Barry D. Zyskind
- ○ Raymond M. Neff
- ○ Simcha Lyons
- ○ Yehuda L. Neuberger
- ○ Stephen H. Nigro

Maiden Insurance Company, Ltd.
- ○ Max G. Caviet
- ○ Arturo M. Raschbaum
- ○ John Marshaleck

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
3. Increase the authorized share capital of Maiden Holdings, Ltd. from US$1,000,000 divided into 100,000,000 shares of par value US$0.01 each, to US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each.	☐	☐	☐
4. Appointment of BDO Seidman, LLP as Maiden Holdings, Ltd.'s independent registered public accounting firm for the 2009 fiscal year, and Arthur Morris and Company as Maiden Insurance Company, Ltd.'s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.